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                                                                     EXHIBIT 5.2

                                        Skadden, Arps, Slate, Meagher & Flom LLP
                                        Four Times Square
                                        New York, New York  10036-6522


                                                November 3, 2003


Nutter, McClennen & Fish, LLP
World Trade Center West
155 Seaport Boulevard
Boston, Ma 02210-2604

                    Re: The Commerce Group, Inc.

Ladies and Gentlemen:

            You have asked us to deliver an opinion to you in connection with your opinion to The Commerce Group, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts (the "Company"), to be delivered in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission"), relating to the issuance and sale of $300,000,000 aggregate principal amount of Senior Notes of the Company (the "Notes"), to be issued under an indenture to be entered into between the Company and Wachovia Bank, National Association, as Trustee (the "Indenture").

            This opinion is delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

            In connection with this opinion, we have examined and are familiar with (i) a form of the Indenture and (ii) a form of the Notes included in the Indenture.

            In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto (including the Company), have
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been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization, and have or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except with respect to the Indenture and the Notes, as to which we express our opinion herein, that such documents constitute valid and binding obligations of such parties. We have also assumed that the Indenture and the Notes will be executed and delivered in substantially the forms examined by us. In addition, we have assumed that the terms of the Notes will have been established so as not to, and that the execution and delivery by the Company of, and the performance of its obligations under, the Indenture and the Notes do not and will not violate, conflict with or constitute a default under (i) the Company's articles of incorporation, bylaws or any agreement or other instrument to which the Company or its properties is subject; (ii) any law, rule or regulation to which the Company is subject; (iii) any judicial or regulatory order or decree of any governmental authority; or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority. We have also assumed that the Company has complied with all aspects of applicable laws of jurisdictions other than the United States of America and the State of New York in connection with the Indenture and the transactions contemplated by the Registration Statement.
As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

            Our opinions set forth herein are limited to the laws of the State of New York that, in our experience, are applicable to securities of the type covered by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated. Our opinions are limited to the laws, including the rules and regulations of the Commission, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

            The opinions set forth below are subject to the following qualifications, further assumptions and limitations:

            (i) the validity or enforcement of the Indenture and the Notes may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceablility is considered in a proceeding in equity or at law);

            (ii) we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Indenture or any transactions contemplated thereby; and
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            (iii) we do not express any opinion as to the enforceability of any provision of the Indenture purporting to prohibit, restrict or condition the assignment of rights under such document to the extent such restriction on assignability is governed by the Uniform Commercial Code.

            Based upon and subject to the foregoing, we are of the opinion that:

            1. When executed and delivered by the parties thereto, the Indenture will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

            2. When the terms of the Notes have been duly established in conformity with the Indenture and the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered to the purchasers thereof upon payment therefore in accordance with the terms of the Indenture and the applicable underwriting agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

      Nutter, McClennen & Fish, LLP is permitted to rely upon this opinion for the purpose of delivering its opinion to the Company in its capacity as counsel to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                Very truly yours,

                                /s/ Skadden, Arps, Slate, Meagher & Flom LLP